Closing Exchange Rate of September 2003 (Ch$/US$)	660.97
Closing Exchange Rate of September 2002 (Ch$/US$)	748.73

Exhibit 7: Consolidated Balance Sheet

	Ch$ millions		US$ millions (1)
	YTD September 02	YTD September 03	YTD September 02	YTD September 03
ASSETS
Cash	5,171	2,608	6.9	3.9
Time deposits and marketable securities	555	1,451	0.7	2.2
Accounts receivable	45,960	48,338	61.4	73.1
Accounts receivable from related companies	912	853	1.2	1.3
Inventories	59,005	56,532	78.8	85.5
Recoverable taxes	1,799	3,259	2.4	4.9
Prepaid expenses and other current assets	20,003	55,001	26.7	83.2
Total current assets	133,405	168,043	178.2	254.2

Property, plant and equipment (net)	223,440	182,548	298.4	276.2

Investments	11,422	9,857	15.3	14.9
Goodwill (net)	36,301	29,299	48.5	44.3
Long-term receivables	2,848	660	3.8	1.0
Other	6,913	10,773	9.2	16.3
Total other assets	57,485	50,591	76.8	76.5

Total assets	414,330	401,181	553.4	607.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term bank borrowings	87,224	41,308	116.5	62.5
Current portion of long-term bank and other debt	58,075	5,589	77.6	8.5
Current portion of bonds payable	4,887	27,829	6.5	42.1
Current portion of long-term liabilities	31	508	0.0	0.8
Dividends payable	282	287	0.4	0.4
Accounts payable	11,317	11,104	15.1	16.8
Notes payable	4,658	7,891	6.2	11.9
Other payables	1,580	632	2.1	1.0
Notes and accounts payable to related companies	625	385	0.8	0.6
Accrued expenses	6,806	5,387	9.1	8.2
Withholdings payable	1,552	1,633	2.1	2.5
Income taxes	0	0	-	-
Deferred income	0	0	-	-
Other current liabilities	364	1,221	0.5	1.8
Total current liabilities	177,401	103,777	236.9	157.0

Long-term bank and other debt	31,536	73,977	42.1	111.9
Bonds payable	66,011	32,312	88.2	48.9
Accrued expenses	9,519	4,495	12.7	6.8
Total long-term liabilities	107,065	110,784	143.0	167.6

Minority interest	14,012	12,417	18.7	18.8

Common stock ( 4,120,088,408 shares authorized
and outstanding, without nominal (par value)	120,611	188,407	161.1	285.0
Share premium	5,993	33,500	8.0	50.7
Reserves	63,458	36,346	84.8	55.0
Retained earnings	(74,210)	(84,050)	(99.1)	(127.2)
Total shareholders' equity	115,852	174,204	154.7	263.6

Total liabilities and shareholders' equity	414,330	401,181	553.4	607.0

1 Exchange rate on September 2003 US$1.00 = 660,97
Exchange rate on September 2002 US$1.00 = 748,73